Exhibit 99.1

For more information, please contact:

Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

Claimsnet Exploring Acquisition of Acceptius
Acquisition Would Extend Product Offering to Healthcare Customers

DALLAS, Texas – December 13, 2007 — Claimsnet.com (OTCBB: CLAI.OB), a leading provider of electronic transaction services to the Healthcare industry, announced today that it has entered into an agreement to acquire substantially all the assets of Acceptius, Inc., also located in Dallas, Texas. The agreement is subject to due diligence and is structured as an asset purchase for stock and a minimal amount of cash. It is anticipated that the transaction will close in early January 2008, and that when completed will add approximately 35% to the revenue of Claimsnet. The parties are in agreement as to the terms and conditions. The transaction is also subject to the approval of Acceptius shareholders, and such approval is now being obtained.

Acceptius, based in Dallas, Texas, will be a strategic addition to Claimsnet’s transaction processing suite of services for the Healthcare industry and includes paper conversion and claims repricing. The acquisition will extend Claimsnet’s claims processing capabilities and increase the company’s client base allowing a more complete service offering.

“This will be a major step forward for our company as it will boost our growth. We look forward to continuing to scale that growth, both by organic and strategic acquisition opportunities,” said Don Crosbie, chief executive officer of Claimsnet

Claimsnet has had for a number of years an existing business relationship with Acceptius and following the anticipated completion of the transaction looks forward to serving the combined customer base with a more complete health care service offering.

About Claimsnet.com - Claimsnet is a leading provider of electronic transaction services for the healthcare industry. Headquartered in Dallas, Claimsnet offers services that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company’s web site at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 — With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company’s competitors, dependence on business partners and distribution channels, and continued use of the Internet. Further information on the Company’s risk factors is contained in the Company’s quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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